EXHIBIT 2.1


                       FORECLOSURE SALE AGREEMENT


This FORECLOSURE SALE AGREEMENT ("Agreement") is entered into as of October 22, 1998 by and among COMDISCO, INC., a Delaware corporation, COMDISCO HEALTH
CARE GROUP, INC. ("Comdisco"), on the one hand, and HEMACARE CORPORATION, a California corporation ("HC"), and CORAL BLOOD SERVICES, INC., a California corporation and a wholly-owned subsidiary of HC ("CBS" and together with HC, "HemaCare").

                        RECITALS:
                        ---------

1. This sale ("Sale") is made to HemaCare by Comdisco pursuant to Illinois Commercial Code 9504 after default by Coral Therapeutics, Inc. ("Debtor") under the terms of that certain Subordinated Loan and Security Agreement, dated as of September 30, 1997, between Comdisco and Debtor (the "Term Loan Agreement").

2. The Debtor also has defaulted under equipment leases between Comdisco and the Debtor identified as a Master Lease Agreement dated September 26, 1997 between Comdisco Health Care Group and the Debtor and a Master Lease Agreement dated as of May 28, 1997 between Comdisco and the Debtor (collectively, the "Equipment Leases"), which lease equipment is referred to below.

3. The Debtor also is obligated to Comdisco pursuant to that certain Receivables Loan and Security Agreement dated as of May 29, 1997 between the Debtor and Comdisco (the
"Receivables Agreement"), which obligations are past due.

4. Comdisco has not released the Debtor from any of the operative documents nor has it released any of the indebtedness thereunder.

5.    The Sale referenced herein is evidenced by a certain
Bill of Sale of even date herewith executed by Comdisco in favor of HemaCare in the form of Exhibit A hereto.

6.    The Debtor is familiar with the terms of the Sale.

7. HemaCare desires to purchase and Comdisco agrees, upon payment to Comdisco of the purchase price as defined below and the additional consideration recited herein, to sell the personal property referenced herein to HemaCare.

                          AGREEMENT


     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

             1.   Assets.

     A. The assets which are the subject of this Agreement are all the personal property of the Debtor to the extent that such property constitutes collateral under the Term Loan Agreement pursuant to which the Debtor granted Comdisco a security interest in substantially all of the Debtor's personal property, accounts, chattel paper, general intangibles, inventory, equipment, fixtures, and goods, all as more specifically described Exhibit B hereto (the "Personal Property").

     B. Comdisco will release its security interest in the accounts to the extent that the security interests pursuant to the Receivables Agreement may be prior to the security interests of the Term Loan Agreement. Also, Comdisco will abandon and release any interests that it may have in the equipment identified in the Equipment Leases.

     C. The Personal Property to be transferred specifically includes: all Debtor's customers lists, software, accounts, and trade names and trademarks and other intellectual property rights to which the Debtor has any right, title or interest to the extent such property constitutes collateral under the Term Loan Agreement.

             2. Nonassumption of Liability. HemaCare is not assuming any liabilities, debts or obligations of the Debtor whatsoever, including, but not limited to, the Debtor's liability with respect to leases, or to any of the Debtor's creditors or employees or any contracts or agreements to which the Debtor is a party unless otherwise expressly assumed by HemaCare in writing. HemaCare is not obligated to hire any of the Debtors employees; however, it may do so.

             3. Purchase Price. The Purchase Price for the assets shall be:

     A. $950,000 in cash or its equivalent paid by check or wire transfer to the account designated by Comdisco in writing;

     B. 450,000 shares of Preferred Stock ("Preferred Shares") of HC as described pursuant to the Certificate of Determination of Series A Convertible Preferred Stock, a copy of which is attached hereto as Exhibit C and is referred to more specifically in Paragraph 6 below).

     C. Seventy-five percent (75%) of the amount, if any, that actual costs and expenses related to the acquisition of Debtor's assets and integration of the Debtor's business with that of HemaCare are less than the amount currently anticipated and budgeted (as more specifically described in Paragraph 8 below and referred to hereinafter as the "Cost Savings").

              4. Terms of Payment. Concurrent with the execution of this Agreement and the consummation of the transactions contemplated hereby, HemaCare shall deliver to
                "Bank of America
                231 S. Lasalle Street
                Chicago, IL 60697
                ABA # - 071000039
                For the Account of - Comdisco, Inc.
                Reference: Coral Therapeutics, Inc.
                Attention: Dave Reynolds"

cash in the amount of $950,000 and a stock certificate representing the Preferred Shares. In addition, at the time when it is determined that the Debtor's business is fully integrated with that of HemaCare which will not be later than 6 months from the date hereof, HemaCare shall deliver to Comdisco a final accounting and, if applicable, payment of the Cost Savings.

              5.    Delivery of Possession of Assets to HemaCare.

      A. Comdisco shall deliver to HemaCare a Bill of Sale in the form attached hereto Exhibit A upon the delivery of
Item 3(A) and (B) of the Purchase Price and this executed
Agreement.

      B. Comdisco hereby acknowledges that at the time that the Bill of Sale is delivered in exchange for Purchase Price as recited above, it hereby releases any claim it has under the Receivables Loan Agreement to accounts or other collateral identified therein and any claim it has to any of the equipment subject to either Equipment Lease identified in the recitals above which equipment is identified in Exhibit D attached hereto. Comdisco's claims against the Debtor are not extinguished. Comdisco does not know nor represent the location nor existence of any of the equipment. The transfer is on a "where is, as," basis without representation or warranty whatsoever.

     C. It shall be HemaCare's responsibility to take possession of the Personal Property from the Debtor as the Sale is on a "where is/as is" basis.

     D. It is HemaCare's responsibility to arrange for any appropriate sublease or possession agreement with either the Debtor or the owner of any site where the Personal Property is located. Comdisco makes no representation or warranty in relation to the availability of any such site.

             6. Preferred Stock. The Preferred Shares will contain the terms set forth in the Certificate of Determination of the Series A Convertible Preferred Stock attached hereto as Exhibit C, which represents 450,000 shares of Preferred Stock which may be convertible into 500,000 shares Common Stock of HC upon the terms set forth therein. The Preferred

Shares shall
be convertible two years after issuance. The Preferred Shares will have a liquidation preference of ninety cents ($0.90) per share. The Preferred Shares also will be entitled to receive dividends equal to those on Common Stock (on an "as if converted basis"). The Preferred Shares and the Common Stock to which it is convertible will be subject to adjustment for stock splits, stock dividends, reclassifications, capital reorganizations and similar transactions. The Common Stock issuable upon conversion of the Preferred Shares will have registration rights as set forth in the Certificate of Determination.

             7. Investment Representations. Comdisco represents and warrants to HemaCare that (A) Comdisco understands that the offering and sale of the Preferred Shares and the shares of Common Stock issuable upon conversion thereof (collectively, the "Securities") have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
(B) Comdisco is acquiring the Securities solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) Comdisco is a sophisticated investor with knowledge and experience in business and financial matters, (D) Comdisco has received certain information concerning HemaCare and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Securities,
(E) Comdisco is able to bear the economic risk and lack of liquidity inherent in holding the Securities, and (F) Comdisco is an accredited investor (within the meaning of Regulation D promulgated under the Securities Act). Comdisco acknowledges that the Securities will not be freely transferable, that certificates representing the Securities will bear restrictive legends under applicable federal and state securities laws and shall be subject to stops on transfer.

             8. Transaction Costs/Sharing Savings. Attached hereto as Exhibit E is a schedule of anticipated transaction costs to be incurred by HemaCare as part of the acquisition of the Debtor's assets and integration of the Debtor's business with that of HemaCare. To the extent that HemaCare's costs are less than the currently anticipated expenses as set forth in Exhibit E, HemaCare will pay as deferred Purchase Price seventy-five percent (75%) of the amount by which the actual costs are less than the scheduled transaction costs and expenses.

             The transaction costs and expenses will include, but are not limited to, the legal, accounting and consulting fees relating to HemaCare and the Debtor's advisors, travel expenses associated with the acquisition transaction and the integration activities, obligations to the Debtor's creditors (other than Comdisco) for transactions or services prior to closing, costs of noncompetition agreements with Peter Logue, David Barrone, Dan Reale, Stuart Dinney and Lori Terra-Vassalo and other costs associated with closing the Debtor's Atlanta administrative headquarters and the transfer of management functions to HemaCare's office in Los Angeles, employee severance and other costs associated with the closing of any operations of the Debtor that will not be continued by HemaCare.

As part of the transaction costs and in reaching noncompetition agreements

HemaCare anticipates that it will pay
cash, issue Common Stock and warrants to purchase its Common
Stock as settlement of various costs and expenses associated with the acquisition of the Debtor's assets and integration of its business.

             For purposes of computing transaction costs, to the extent that securities are used to settle obligations of the Debtor, securities will be valued at the amount of the obligation for which the securities were issued in settlement.
 To the extent that HC's securities are so utilized to settle on the liabilities of the Debtor they will be valued at not more than ninety cents ($.90) per common share. The anticipated stock and equivalents that will be outstanding after the contemplated transactions are reflected on Exhibit D attached hereto.

             9. Legal Restraints. Should legal restraint of any type prohibit Comdisco from conducting the Sale as noticed pursuant to the terms hereof on or before October 22, 1998, this Agreement shall terminate. The parties would be free to renegotiate a new transaction.

             10.   Miscellaneous.

     A. Each party shall bear its own costs and expenses in relation to this Agreement and the transaction contemplated hereby.

     B. This Agreement shall be governed by the laws of California. The sale as provided in the loan documents between Comdisco and Debtor is governed by the law of Illinois.

     C. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by personal delivery, mail, overnight courier or telecopier. Such communications shall be deemed given, if by personal delivery, when received if by mail, when mailed by certified or registered mail (postage prepaid and return receipt requested); or if by overnight courier or telecopier, when delivered to such courier or sent by telecopier (provided that the party giving the notice has confirmation of such delivery or sending), and in each case, addressed to the party to whom notice is to be given as set forth below:

If to Comdisco:    Comdisco, Inc.
                   6111 North River Road
                   Rosemont, IL 60018
                   Attention: Ron Rapp
                   Telephone: (847) 518-5071
                   Telecopier: (847) 518-5088

with a copy to:    Murphy Sheneman Julian and Rogers
                   101 California Street, Suite 3900
                   San Francisco, California 94111
                   Attn.: John D. Fredericks, Esquire
                   Telephone: (415) 398-4700
                   Telecopier: (415) 421-7879
if  to:            HemaCare Corporation
                   4954 Van Nuys Blvd.
                   Van Nuys, California 91403
                   Attention: Chief Executive Officer
                   Telephone: (818) 986-3883
                   Telecopier: (818) 986-1417

copy to:           Sheppard, Mullin, Richter & Hampton
                   333 South Hope Street, 48th Floor
                   Los Angeles, California 90071
                   Attention: James M. Rene, Esquire
                   Telephone: (213) 620-1780
                   Telecopier: (213) 620-1398

     C. Comdisco and HemaCare agree to cooperate in the completion of the transaction including the providing of such further documents as may be necessary to effect the transfer such an assignment of trademarks, tradenames, or other intellectual property which may be necessary to be recorded in various offices. HemaCare will prepare any such documents at its expense.

     D. Together with the Bill of Sale and the Certificate of Determination of the Series A Convertible Preferred Stock and the certificates issued thereunder, this is the sole agreement between the parties with reference to the subject matter hereof and may only be amended in writing. This Agreement replaces any prior agreement oral or written relating to the subject matter hereof.

     F. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, that any party so delivering an executed counterpart by facsimile shall thereafter promptly deliver a manually executed counterpart of this Agreement to the other party, but failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement, and (vi) shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereby execute this Agreement to be effective as of October 22, 1998.

                            COMDISCO, INC.

                            By: /s/ James P. Labe, President
                               -------------------------------
                               Comdisco Ventures Division

                             COMDISCO HEALTH CARE GROUP, INC.

                             By: /s/ Doug Berman
                                ------------------------------
                             Its: Credit Manager

                             HEMACARE CORPORATION

                             By: Alan C. Darlington
                                -------------------------------
                             Its: Chairman


                             CORAL BLOOD SERVICES, INC.

                             By: William D. Nicely
                                 ------------------------------
                             Its: Chief Executive Officer

                       LIST OF EXHIBITS


                 Exhibit A - Bill of Sale
                 Exhibit B - Description of Assets
                 Exhibit C - Certificate of Determination of Series B Senior Convertible Preferred Stock
                 Exhibit D - List of Leased Equipment
                 Exhibit E - Description of Transaction Costs

            SUPPLEMENT NO. 1 TO
          FORECLOSURE SALE AGREEMENT

     THIS SUPPLEMENT NO. 1 TO FORECLOSURE SALE
AGREEMENT (the "Amendment"), is made and entered into as of October 22, 1998, by and among COMDISCO, INC., a Delaware corporation, and COMDISCO HEALTH CARE GROUP,
INC. (collectively, "Comdisco"), on the one hand, and HEMACARE CORPORATION, a California corporation ("HC"), and CORAL BLOOD SERVICES, INC., a California corporation and a wholly-owned subsidiary of HC ("CBS" and together with HC, "HemaCare"), on the other hand. Comdisco and HemaCare are referred to collectively below as the "Parties."

                    Recitals

1. The Parties are parties to a Foreclosure Sale Agreement dated as of October 22, 1998 (the "Foreclosure Sale Agreement").

2.    The Parties desire to supplement and amend the Foreclosure
      Sale Agreement as set forth below.

      NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	References to Series A Preferred Stock.  The Parties
agree that all references in the Foreclosure Sale Agreement (and all agreements and documents related thereto) to HC's "Series A Convertible Preferred Stock," "Series A Preferred Stock" or "Preferred Shares" shall be deemed to refer to shares of HC's Series B Senior Convertible Preferred Stock containing the terms and conditions set forth in a Certificate of Determination filed by HC with the California Secretary of State on October 22, 1998.

2.	Amendment of Section 6.  The reference in the fifth
line of Section 6 to "two years" is hereby amended to read "one year."

3.	Effectiveness.  This Amendment shall be deemed
effective as of October 22, 1998 as if executed on such date.
Except as supplemented and amended hereby, the Foreclosure Sale
Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.	Miscellaneous.  This Amendment shall be deemed to be
a contract made under
                            -1-
the laws of the State of California and
for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of the signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment; provided, that any party so delivering an executed counterpart by facsimile shall thereafter promptly deliver a manually executed counterpart of this Amendment to the other party, but failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.


	[SIGNATURE PAGE FOLLOWS]

       IN WITNESS WHEREOF, the Parties hereby execute this Amendment as of the date first above written.

                                COMDISCO, INC.
                                By: /s/
                                   -----------------------------
                                Its:

                                COMDISCO HEALTH CARE GROUP,  INC.

                                By: /s/ Doug Berman
                                   ------------------------------
                                Its: Credit Manager


                                HEMACARE CORPORATION

                                By:/s/ JoAnn R. Stover
                                ----------------------------------
                                Its: Secretary


                                CORAL BLOOD SERVICES, INC.

                                By:  /s/ JoAnn R. Stover
                                   --------------------------------
                                Its: Secretary